For Information Contact:
Maureen Crystal
Tel:  703.707.6777
E-mail:  mcrystal@nciinc.com

NCI Promotes William M. Parker to COO

RESTON, Va.--(BUSINESS WIRE)-- June 12, 2008 --NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology, engineering, and professional services and solutions to U.S. federal government agencies, announced today that it will be promoting Mr. William M. Parker to Chief Operating Officer of NCI, Inc. effective July 1, 2008. Mr. Parker will report to NCI’s President, Terry W. Glasgow.

Mr. William “Bill” M. Parker brings over 20 years of senior-level executive expertise to NCI in the defense and information technologies industries. He previously was President of Karta Technologies, Inc. (Karta) and joined NCI with its acquisition of Karta during June 2007. Following the acquisition, NCI combined its Air Force business with Karta to form its Air Force and Technology Services Sector where he assumed the role of Executive Vice President (EVP) and General Manager of the Sector.

“The breadth of Bill’s experience and his leadership skills will extend our capacity to continue to grow our business while exceeding client expectations,” stated Terry Glasgow. “I look forward to continuing to work closely with Bill as he leads our exceptional operations team.”

Mr. Parker has an extensive background in growing business in the government IT and technology services industry. Specifically, he served at CACI International Inc. (CACI) for 16 years and was Executive Vice President responsible for CACI’s information technology business group. During his tenure as EVP with CACI, he was also the Director of Business Development and played a key role in six of CACI’s acquisitions.

Prior to Karta, Mr. Parker was the President of Pinkerton Computer Consultants, Inc., Government Solutions Division, a company that was acquired by Kforce Inc. Following the acquisition, he was appointed President of the Kforce Federal Solutions Division. Mr. Parker also served as the CEO of Crosswalk.com, Inc., a publicly traded Internet company, and has a total of seven years experience as president of rapid-growth technology companies. He is a graduate of the U.S. Naval Academy and served in the U.S. Navy for six years.

Charles K. Narang stated, “Since joining NCI following the acquisition of Karta, Bill has made tremendous contributions in integrating and building the combined entity. More importantly, Bill is known in the industry for his ability to create strategic value, and we fully expect that he will use this expertise as the NCI team continues to drive the company towards the $500 million in revenue goal by 2010.”

About NCI, Inc.:
NCI is a leading provider of information technology (IT), engineering, and professional services and solutions to U.S. Federal Government agencies. As an ISO 9001:2000–certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives, including enterprise systems management; network engineering; information assurance; systems engineering and integration; program management, acquisition, and lifecycle support; engineering and logistics; medical transformation/health IT; and distance learning and training solutions. Headquartered in Reston, Virginia, NCI has approximately 2,200 employees and nearly 100 locations worldwide.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI, Inc. believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control.  Such forward-looking statements are subject to factors that could cause actual results to differ materially from those anticipated results.  For a discussion of these and other risks and uncertainties, please refer to the section titled “Risk Factors” in NCI, Inc.’s Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2007.  The forward-looking statements included in this news release are only made as of the date of this news release and NCI, Inc. undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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